Exhibit 10.1

AMENDMENT NO. 2

TO THE

TOMMY HILFIGER U.S.A., INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(AS AMENDED AND RESTATED AS OF JANUARY 1, 2003)

WHEREAS, Tommy Hilfiger U.S.A., Inc. (the “Company”) maintains the Tommy Hilfiger U.S.A., Inc., Supplemental Executive Retirement Plan (“SERP”) for the benefit of a select group management or highly compensated employees; and

WHEREAS, pursuant to Section 6.1 of the SERP, the Company may amend or modify the SERP at any time; and

WHEREAS, by Board resolution adopted on August 1, 2003, the Company has authorized the accelerated vesting of the Accrued Benefit of David Dyer (after three (3) Years of Service to the Company).

NOW THEREFORE, effective as of the date hereof, the SERP is hereby amended as follows:

Section	3.3 of the SERP is amended to read as follows:

        “Vesting

A Participant shall become vested in his Accrued Benefit upon the first to occur of the following events:

(a)	The Participant’s completion of 10 Years of Service

(b)	The Participant’s attainment of age 40 and completion of five Years of Service, or

(c)	The Participant’s attainment of age 65;

provided, however, that the Company may, from time to time and at its sole discretion, determine that a Participant becomes vested in his Accrued Benefit at such earlier time as the Company, by action of its Board of Directors, so determines.

Notwithstanding the foregoing, a Participant who is terminated for reasons of Cause, as determined by the Plan Administrator, shall forfeit all rights to benefits (whether or not vested). In addition, notwithstanding the foregoing, a Participant may be required, in the sole discretion of the Plan Administrator or its delegate, to execute a receipt and release of claims as a condition of receiving benefits under this Plan.”

Executed this 1st day of August, 2003

TOMMY HILFIGER U.S.A., INC.

/S/ JOEL HOROWITZ
Joel Horowitz
Chairman of the Board